Insider Trading Policy

ENB Financial Corp

Contents

Introduction	2
Persons Covered	3
Definition of Material Non-Public Information	3
No Trading Based on Material NPI	4
Restricted Periods	6
Trading of Other Company Securities - NPI	7
No “Tipping” of Material NPI	7
Frequent Trading of ENB Financial Corp Securities	8
Prohibited Transactions	8
Limited Use of Standing Orders	9
No Trading on Rumors	9
Confidentiality of Material NPI	10
Electronic Media	10
Public Disclosures	10
Post-Employment Transactions	11
Exceptions	11
Trading Pre-Clearance and Reporting Requirement	11
10b5-1 Plans	13
Reporting of Shares	14
Inquiries	14
Sanctions and Penalties	14

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Introduction

The Board of Directors of ENB Financial Corp has adopted this policy in respect to trading in ENB Financial Corp securities, as well as the securities of publicly traded companies with whom ENB Financial Corp has a business relationship.

This policy provides guidelines and rules to the following, who are considered “Insiders:”

1.	The Corporation’s and its Subsidiaries’ Directors

2.	Executive officers and employees of the Corporation and its Subsidiaries identified through the Board’s annual Section 16 Resolution

3.	Quasi-Insiders, such as an attorney, accountant, consultant, or investment banker

This policy has been designed to prevent insider trading or the appearance of impropriety of insider trading. Your strict adherence to this policy will help safeguard ENB Financial Corp’s reputation and will further ensure that ENB Financial Corp conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each ENB Financial Corp Insider is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to others who may trade. Companies and their Insiders may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

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Persons Covered

As an Insider of ENB Financial Corp, or its affiliates, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in ENB Financial Corp securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in ENB Financial Corp securities). You are responsible for making sure that any transaction in securities covered by this policy by any of these individuals complies with this policy.

Definition of Material Non-Public Information

“Material non-public information” is any material information about ENB Financial Corp that has not yet become publicly available.

Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold, or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of ENB Financial Corp’s operations, since either of these might convey enough information about ENB Financial Corp’s consolidated results to be considered material information. Other common examples of information that may be material include, but are not limited to:

•	Information regarding sales, revenues or earnings (including projections);

•	Financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;

•	Significant business trends and metrics;

•	Significant proposed mergers, acquisitions, investments or divestitures;

•	Significant developments in products or services;

•	Gain or loss of substantial customers;

•	Execution or termination of significant contracts;

•	Financings or restructurings;

•	Significant unusual gains or losses;

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•	Changes in business strategies;

•	Developments in significant litigation or government investigations;

•	Public or private debt or equity offerings;

•	Significant changes in senior management;

•	ENB Financial Corp share repurchases;

•	Stock splits or dividend information;

It is not possible to define all categories of material information, and you should recognize that the public, the media, and the courts may use hindsight in judging materiality. It is important to assume information is material if there is any doubt.

Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within ENB Financial Corp.

Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about ENB Financial Corp should not be considered public until at least one full trading day has passed following its formal release to the market. For example, if ENB Financial Corp announces earnings before trading begins on a Tuesday, the first time you can buy or sell ENB Financial Corp securities is the opening of the market on Wednesday (assuming you are not aware of other material non-public information at that time). If, however, ENB Financial Corp announces earnings after trading begins that Tuesday, the first time you can buy or sell ENB Financial Corp securities is the opening of the market on the Thursday.

No Trading Based on Material NPI

You are prohibited from engaging in any transaction in ENB Financial Corp securities while aware of material non-public information (“NPI”) about ENB Financial Corp. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about ENB Financial Corp, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve ENB Financial Corp’s reputation for adhering to the highest ethical standards of conduct.

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This prohibition covers virtually all transactions in ENB Financial Corp securities. “Securities” includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities such as put and call options, warrants, swaps, caps, and collars. Transactions in ENB Financial Corp securities include purchases, sales, pledges, hedges, loans, and gifts of ENB Financial Corp securities, as well as other direct or indirect transfers of ENB Financial Corp securities. Certain of these transactions are addressed in more detail below and may not be permitted under this policy. This prohibition extends to trades of ENB Financial Corp securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:

•	transactions in ENB Financial Corp securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;

•	transactions in ENB Financial Corp securities for which you act as trustee, executor or custodian; and

•	transactions in any other account or investment involving in any way any ENB Financial Corp securities over which you exercise any direct or indirect control.

Stock Option Exercises. This prohibition does not apply to the exercise of stock options issued under ENB Financial Corp plans if the exercise price is paid in cash or through ENB Financial Corp withholding a portion of the shares underlying the options. Similarly, ENB Financial Corp may withhold underlying shares to satisfy tax withholding requirements. This prohibition does apply, however, to sales of the underlying stock and broker-assisted cashless exercises of options, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.

Vesting of Restricted Stock or Settlement of Performance Stock Units. This prohibition does not apply to the automatic deduction of shares by ENB Financial Corp from your restricted stock or performance stock unit account to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or settlement of performance stock units. The prohibition does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

10b5-1 Plans. This prohibition does not apply to trades made pursuant to a valid “10b5-1 plan” approved by the Insider Trading Officer and Legal Counsel as described below under the Section 10b5-1 Plans.

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Employee Stock Purchase Plan. This prohibition does not apply to purchases of ENB Financial Corp stock under the ENB Financial Corp ESPP. However, this prohibition does apply to increases or decreases in your level of participation in the plan.

Restricted Periods

Specific Events

Although you are always responsible for monitoring for yourself whether you possess material non-public information, from time to time ENB Financial Corp may decide to impose a special “restricted period” on those who are aware of particular information that ENB Financial Corp determines may be considered material non-public information. This kind of restricted period may be imposed in connection with a potential acquisition, a financial analyst conference, an anticipated positive or negative earnings surprise, or other material development. If you are subject to the restricted period, you may not trade in any ENB Financial Corp securities, except pursuant to a 10b5-1 plan previously approved by ENB Financial Corp, until notified that the restricted period has ended.

Ephrata National Bank’s Chief Risk Officer, herein referred to as the Insider Trading Officer, in consultation with the Chief Executive Officer, will determine whether an event-specific restricted period should be imposed. The existence of an event-specific restricted period will not be generally announced. If you are covered by the event-specific restricted period, you will be notified by the Insider Trading Officer. Any person made aware of an event-specific restricted period should not disclose the existence of the restricted period to anyone else.

Quarterly Periods

No Insider may trade in ENB Financial Corp securities during a restricted period that occurs each quarter, regardless of whether they are then actually aware of material non-public information.

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A quarterly restricted period is in effect with respect to each quarterly earnings announcement, starting on the last business day of each fiscal quarter and ending when one full trading day has passed following the public announcement of ENB Financial Corp’s quarterly financial results. ENB Financial Corp has selected this period because it is the time when there is likely to be material non-public information about ENB Financial Corp that may be available to Restricted Persons.

In certain circumstances, the Insider Trading Officer and Chief Executive Officer may elect a longer restricted period.

Notwithstanding the above, a quarterly restricted period does not prohibit trading in ENB Financial Corp securities pursuant to a valid pre-existing 10b5-1 plan approved by ENB Financial Corp as described below.

Trading of Other Company Securities - NPI

ENB Financial Corp may engage in business transactions with companies whose securities are publicly traded. These transactions may include, among other things, mergers, acquisitions, divestitures, or renewal or termination of significant contracts or other arrangements. Information learned in connection with these transactions or relationships may constitute material non-public information about the other company. You are prohibited from trading in the securities of these companies while aware of material non-public information about the companies and from communicating that information to any other person for such use.

No “Tipping” of Material NPI

You may not pass material non-public information about ENB Financial Corp or any other company on to others or otherwise make unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the tipping, disclosure, or use. This practice, known as “tipping”, also violates SEC laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading.

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Frequent Trading of ENB Financial Corp Securities

Frequent trading of ENB Financial Corp securities may result in violations of the Short-Swing Profit rule, and is therefore discouraged. The Short-Swing Profit Rule requires an Insider to forfeit trading profit that is earned from a combined purchase and sale that occurs within a six-month window. Prior to transacting ENB Financial Corp shares, all Insiders must complete the Insider Trading Compliance Clearance Form in its entirety (Appendix A). Violations of this rule will result in the Insider being held liable to repay all short-swing profits to ENB Financial Corp.

Frequent trading can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. ENB Financial Corp reserves the right to request brokerage account statements to ensure compliance with this and other provisions of the policy.

Prohibited Transactions

Short Sales

You may not engage in short sales of ENB Financial Corp securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities. It is inappropriate for Insiders to engage in these transactions with respect to ENB Financial Corp securities.

ENB Financial Corp Derivatives:

You may not trade in derivatives of an ENB Financial Corp security, such as exchange-traded put or call options and forward transactions.

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Hedges

Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of ENB Financial Corp securities you hold, enabling you to continue to own ENB Financial Corp securities without the full risks and rewards of ownership. ENB Financial Corp believes that such transactions separate the holder's interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars, or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of ENB Financial Corp securities or limit your ability to profit from an increase in the market value of ENB Financial Corp securities.

Margin Accounts

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in ENB Financial Corp securities, you are prohibited from holding ENB Financial Corp securities in a margin account or pledging ENB Financial Corp securities as collateral for a loan.

Limited Use of Standing Orders

Standing orders will only be used for three business days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. However, a standing order incorporated into a 10b5-1 plan approved by ENB Financial Corp is permitted.

No Trading on Rumors

Rumors within ENB Financial Corp concerning matters which, if true, would be material non-public information are deemed to constitute material non-public information for purposes of this policy. Accordingly, you should not trade on the basis of these rumors.

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Confidentiality of Material NPI

Material non-public information about ENB Financial Corp or its business partners is the property of ENB Financial Corp, and unauthorized disclosure or use of that information is prohibited. That information should be maintained in strict confidence and should be discussed, even within ENB Financial Corp, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants, and airplanes involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious consequences to ENB Financial Corp, whether or not the disclosure is made for the purpose of facilitating improper trading in securities.

Electronic Media

Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about ENB Financial Corp or material non-public information with respect to other companies that you come into possession of as an associate of ENB Financial Corp.

Public Disclosures

No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors or others outside of ENB Financial Corp. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the Chief Executive Officer or Chief Marketing Officer.

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Post-Employment Transactions

The portions of this policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in ENB Financial Corp securities even after termination of employment with Ephrata National Bank or association with ENB Financial Corp. If you are aware of material non-public information about ENB Financial Corp when your employment or other business relationship ends, you may not trade in ENB Financial Corp securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.

Directors will remain subject to Section 16 requirements for a period of six months following the last day of service as a director of ENB Financial Corp. Employees identified as Section 16 Insiders will remain subject to Section 16 requirements for a period of six months following the last day of employment with Ephrata National Bank.

Exceptions

In limited circumstances, a transaction otherwise prohibited by this policy may be permitted if, prior to the transaction, the Insider Trading Officer determines that the transaction is permissible. The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy for a transaction that is inconsistent with the purposes of the policy.

Trading Pre-Clearance and Reporting Requirement

All Insiders must receive pre-clearance by Ephrata National Bank’s Insider Trading Officer, or in his or her absence, Ephrata National Bank’s Legal Counsel (each an “Approving Person”), prior to engaging in any transaction involving ENB Financial Corp securities, including, but not limited to, purchases, sales, and gifts.

Pre-clearance will require, at minimum, completion of Appendix A, the Insider Trading Compliance Clearance Form.

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The Insider Trading Officer will provide this policy and training to all Insiders at least annually. Neither Approving Person may engage in their own transaction in ENB Financial Corp securities unless the other Approving Person has pre-cleared the transaction.

The Approving Persons are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this policy. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Approving Person.

If a request for pre-clearance is approved, you have three business days to effect the transaction (or, if sooner, before commencement of a quarterly or event-specific restricted period). Under no circumstance may a person trade while aware of material non-public information about ENB Financial Corp, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not execute the pre-cleared transaction.

ENB Financial Corp’s approval of any particular transaction under this pre-clearance procedure does not insulate any Insider from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material non-public information about ENB Financial Corp rests with that individual in all cases. In no event shall the Approving Person be held liable for clearances granted.

Once a transaction is executed, the Insider must report the transaction to the SEC through a Form 4 within two business days. ENB Financial Corp’s Insider Trading Officer has been tasked with completing these forms, and other Section 16 forms, on behalf of Insiders. The Insider must provide documentation including the date, number of shares, and share price. Failure to report transactions within SEC timeline requirements may result in fines and penalties. Failure to report purchases must also be disclosed in ENB Financial Corp’s annual proxy statement.

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10b5-1 Plans

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale, or trade in question took place pursuant to a binding contract, specific instruction, or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions, and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans provide an advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices, and timing of purchases or sales of Company securities and thus limit flexibility and discretion. Once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such a plan.

The following rules are in place for any potential 10b5-1 plans:

1.	Pre-Approval. To qualify, a plan must be approved in advance by both the Insider Trading Officer and Legal Counsel. ENB Financial Corp reserves the right to disapprove of any submitted plan, and to suspend or instruct you to terminate any plan that was previously approved.

2.	Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout.

3.	Trading Window. Section 16 Individuals may only establish a Rule 10b5-1 plan when the Company’s trading window is open.

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4.	Waiting Period. To comply with SEC rules, the Company requires a waiting/cooling-off period of the later of 90 days following plan adoption/modification/suspension or two business days following the disclosure in Forms 10-K or 10-Q of ENB Financial Corp’s financial results for the fiscal quarter in which the plan was adopted or modified. This means that the first possible transaction under the plan cannot take place until the end of the cooling-off period, but in any event this required cooling-off period is subject to a maximum of 120 days after adoption of the contract, instruction, or plan.

5.	Modifications. Once in effect, a 10b5-1 plan must not be modified, suspended, or terminated. In the event of a special circumstance, any change must be approved by both ENB’s Legal Counsel and Chief Risk Officer.

6.	Qualifications: 10b5-1 plans must be administered by a broker who is a registered and licensed broker-dealer under the Exchange Act, and that is not influenced by the Insider. Further, a 10b5-1 plan may not be in effect for longer than one year.

Reporting of Shares

It is the responsibility of each Insider to remain aware of his or her ENB Financial Corp security ownership, including the number of securities, type of securities, and nature of ownership. Within 20 days after each calendar year, each Insider shall review his or her securities transactions with the Insider Trading Officer to determine if a Form 5 must be completed. This form must be filed within 45 days following the end of each calendar year.

Inquiries

Any questions about this policy should be directed to the Insider Trading Officer/Chief Risk Officer.

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Insider Trading Officer Responsibilities

The Insider Trading Officer shall consult with ENB Financial Corp’s transfer agent in order to identify any person or entity that holds beneficially 5% or more of the Corporation’s securities. It is the Insider Trading Officer’s responsibility to inform such person or entity of their requirement to prepare and file SEC Schedules 13D or 13G. If needed, the Insider Trading Officer is authorized to assist in the preparation and/or filing of these forms.

Sanctions and Penalties

Violations of the insider trading laws can result in severe civil and criminal sanctions to both yourself and ENB Financial Corp. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided. Failure to comply with this policy may also subject you to sanctions imposed by ENB Financial Corp, up to and including immediate dismissal for cause, whether or not you acted intentionally and whether or not your failure to comply with this policy results in a violation of law.

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